Exhibit 99.1

PRESS RELEASE

First Bankshares, Inc.,

Parent of SuffolkFirst Bank,

Reports Total Risk Based Capital Ratio of 14.72% after

Recording a $942 thousand loss or 41 cents per share

For the quarter ended September 30, 2009

Contact:	Darrell G. Swanigan, President & CEO
First Bankshares Inc. and SuffolkFirst Bank
Suffolk, VA

Telephone:	757-934-8200

E-mail:	dgs@suffolkfirstbanks.com

Suffolk, VA, October 23, 2009 [PRNewswire-First Call]/ — Darrell G. Swanigan, President & CEO of First Bankshares, Inc. (SUFB), parent of SuffolkFirst Bank (herein referred to as the Bank), headquartered in Suffolk, VA commented, “As we work through the current business cycle, management endeavors to maintain an adequate capital position. On September 30, 2009, the total risk based capital ratio stood at 14.72% compared to 15.33% on September 30, 2008 and 15.19% on June 30, 2009. One criterion of regulators for a bank to be classified as ‘well capitalized’ is that it must maintain a total risk based capital ratio of 10% or better.”

Net operating results for the recent quarter ended September 30, 2009 were affected by additional expenses associated with the Xenith merger combined with an increase in the loan loss provision. The operating results for three months ended September 30, 2009 reflect a net loss of $942,000 or 41 cents per share compared to a $718,000 loss or 32 cents per share for quarter end June 30, 2009. The net operating loss for the recent quarter September 30, 2009 can primarily be attributed to a $930,000 loan loss provision in addition to merger related expenses of $464,000 for the quarter. For nine months ended September 30, 2009, the Bank recorded a net operating loss of $1,387,000 or 61 cents per share compared to net income of $414,000 or 18 cents per share for the same nine month period ended September 30, 2008. For the nine month period ended September 30, 2008, the Bank had no merger related expenses and the provision for loan losses was $220,000 compared to $1,570,000 provision and merger related expenses of $1,174,000 for nine months ended September 30, 2009.

For the recent three months ended September 30, 2009, net interest income increased $1,072,000 or 46.7% before provision for loan losses while net interest income increased 8.6% or $142,000 after the provision expense of $930,000 compared to the June 30, 2009 quarter results. For nine months ended September 30, 2009, net interest income before the loan loss provision increased 12.35% or $370,000 while net interest income after a loan loss provision of $1,570,000 for nine months ended September 30, 2009 resulted in a decline of $980,000 or 35.3% compared to the same nine month period ended September 30, 2008.

Non-interest income for the quarter ended September 30, 2009 increased 17.70% or $78,000 while non-interest income for the nine month period ended September 30, 2009 declined $206,000 or 28.41% compared to the same nine month period ended September 30, 2008. The decline in non-interest income for the nine months ended September 30, 2008 compared to the same period ended September 30, 2009 was primarily the result of a reduction in Federal Home Loan Bank and Federal Reserve Bank dividends, a lower volume of mortgage loans originated in the secondary mortgage market which had a direct affect on mortgage loan origination fees, and a decline in other loan fees due to a soft loan demand for the nine month period ending September 30, 2009.

Non-interest expense increased $1,536,000 or 53.33% for the nine month period ended September 30, 2009 compared to the same period 2008. The increase was the result of $1,174,000 in merger related expenses, an $85,000 salary expense accrual adjustment, an increase in FDIC assessments of $143,000, and an increase in deferred loan expense of $125,000. For the recent three months ended September 30, 2009, non-interest expense increased $1,649,000 primarily from an increase in merger related expenses, an increase in FDIC assessment, an increase in salary accrual adjustment, the write off of specific miscellaneous assets, and a decrease in deferred loan expense credits.

Interest rates remain at historically low levels and the difference between cost of funds on time deposits and rates earned on loans and investments continue to be squeezed as rates earned on variable rate loans and investments re-price faster than rates paid on time deposits. Declining interest rates paid on time deposits over the past six months are evidence of the Bank’s improved net interest margin (NIM) which increased 14 basis points from 2.57% to 2.71% for the period comparison September 30, 2008 and 2009, respectively, while NIM remained relatively flat and declined 3 basis points for the recent three month quarter comparison ended September 30, 2009.

Pressures surrounding the current business environment have affected the performance of individual commercial loans within our loan portfolio, specifically commercial loans purchased from Silverton Bank National Association. Silverton was closed on May 1, 2009 by the Comptroller of the Currency, and the FDIC was appointed as its receiver and charged with the duty of winding up the affairs of Silverton and its subsidiary Specialty Finance Group (SFG). SuffolkFirst Bank was advised that SFG intends to continue to administer participation agreements in accordance with past practices while the FDIC intends to wind up the affairs of Silverton. On September 30, 2009, SuffolkFirst Bank had three participation loans with Silverton which represented 4.85% of the loan portfolio and totaled $5,459,000. In the normal course of business, the Bank also purchased 10 loans from SFG which totaled $15,959,000 and represented 14.18% of the total loan portfolio as of September 30, 2009. Adverse economic conditions have affected specific loans within this section of our loan portfolio which has a direct relationship to the increase in non-performing loans and the increase in the Allowance for Lease and Loan Losses for the nine month period ended September 30, 2009. On September 30, 2009, non-performing assets (NPA) were $7,140,000 compared to $3,400,000 on June 30, 2009 and $1,800,000 on September 30, 2008. Management continues to monitor the loan portfolio through this challenging economic environment and is attentively focused upon the NPA.

At September 30, 2009, the Allowance for Lease and Loan Losses (ALLL) increased to $3,002,000 and represented 2.67% of total loans compared to $2,190,000 and 1.92% on June 30, 2009 and $1,114,000 or 0.95% on September 30, 2008. Loan losses net of recoveries for the nine month period ended September 30, 2009 were $255,000 compared to $48,000 for the same period ended September 30, 2008, and for the quarter ended June 30, 2009 net loan losses were $133,000. The ALLL reflects Management’s analysis of the loan portfolio and factors in the underlying collateral value of loans, strategies for the resolution of problem loans, and the influence of economic conditions on the performance of the portfolio.

Asset growth over the past year declined slightly as we reported total assets on September 30, 2008 at $170,000,000 while assets stood at $167,000,000 on September 30, 2009. Deposits for the period comparison declined $14,000,000 while management took advantage of reduced rates on other borrowed funds which increased $11,000,000 to offset the decline in time deposits. Securities grew $5,702,000 or 14.8% for the period September 30, 2008 to September 30, 2009 while demand for loans was somewhat disappointing and resulted in a decline of 6.49% or $7,610,000 in net loans from September 30, 2008 to September 30, 2009.

We are pleased to announce that shareholders of First Bankshares and Xenith Corporation approved the merger of the two companies on October 15, 2009. Shareholder approval of this transaction represents a major step forward and a significant opportunity for First Bankshares, SuffolkFirst Bank, and our shareholders, customers and employees. The addition of Xenith’s human and financial capital to First Bankshares’ existing strengths will assist us in reaching out to new markets in Virginia while also enhancing our ability to serve larger segments within First Bankshares’ current footprint. We are pleased to announce that on September 25, 2009 the Virginia State Corporation Commission approved the merger pending receipt of final regulatory approval from the Federal Reserve. First Bankshares and Xenith management are optimistic of a November closing date for the merger and are equally excited about the future opportunities for the combined company.

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “intends,” “should,” “expects,” “will,” variations of similar expressions are intended to identify forward-looking statements. These statements are management’s beliefs as to the expected outcome of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcome may differ from what may be expressed or forecasted in forward-looking statements.

Factors that could make a difference include, among others, changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flow; and the impact of competition from traditional or new sources. These and other issues that may emerge could affect decisions and results to differ materially from current expectations. First Bankshares, Inc. assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

SuffolkFirst Bank

Summary Balance Sheets

(in thousands)

	Sept. 30, 2008	Sept. 30, 2009	Increase/	% Increase/
	(unaudited)	(unaudited)	(Decrease)	(Decrease)
Cash and due from banks	$2,303	$2,778	$475	20.63%
Securities available-for-sale, at fair value	38,576	44,278	5,702	14.78%
Loans, net	117,182	109,572	(7,610)	-6.49%
Other assets	11,475	10,371	(1,104)	-9.62%

Total assets	$169,536	$166,999	(2,537)	-1.50%

Deposits
Demand	$21,365	$21,121	(244)	-1.14%
Savings	2,837	3,628	791	27.88%
Time	108,867	94,397	(14,470)	-13.29%

Total deposits	133,069	119,146	(13,923)	-10.46%
Federal funds purchased and borrowed funds	20,003	30,530	10,527	52.63%
Other liabilities	1,046	1,502	456	43.59%

Total liabilities	154,118	151,178	(2,940)	-1.91%
Total stockholders’ equity	15,418	15,821	403	2.61%

Total liabilities and stockholders’ equity	$169,536	$166,999	(2,537)	-1.50%

Summary Statements of Income (in thousands except for per share data)

	Nine Months Ended
	Sept. 30, 2008	Sept. 30, 2009	Increase/	% Increase/
	(unaudited)	(unaudited)	(Decrease)	(Decrease)
Interest income	$7,276	$6,776	$(500)	-6.87%
Interest expense	4,280	3,410	$(870)	-20.33%

Net interest income	2,996	3,366	$370	12.35%
Provision for loan losses	220	1,570	$1,350	613.64%

Net interest income after provision for loan losses	2,776	1,796	$(980)	-35.30%
Non interest income	725	519	$(206)	-28.41%
Non interest expense	2,880	4,416	$1,536	53.33%

Net income (loss) before income tax	621	(2,101)	$(2,722)	-438.33%
Income tax expense (benefit)	207	(714)	$(921)	-444.93%

Net income (loss)	$414	$(1,387)	$(1,801)	-435.02%

Income (loss) per share, basic	$0.18	$(0.61)	$(0.79)	-435.02%

Key Ratios

			Increase/ (Decrease)	% Increase/ (Decrease)
	Sept. 2008	Sept. 2009
Return on average assets	0.32%	-1.06%	-1.38%	-431.25%
Return on average equity	3.26%	-1.91%	-5.17%	-158.59%
Net interest margin	2.57%	2.71%	0.14%	5.45%
Average earning assets/total average assets	94.24%	93.42%	-0.82%	-0.87%
Average loans/average deposits	89.60%	88.32%	-1.28%	-1.43%
Allowance for loan losses/period end loans	0.94%	2.67%	1.73%	184.04%
Period end shareholders’ equity/period end assets	9.09%	9.47%	0.38%	4.18%
Tier 2 risk-based capital ratio	15.33%	14.72%	-0.61%	-3.98%
Efficiency ratio	79.16%	183.87%	104.71%	132.28%
Tier 1 capital ratio	14.39%	13.45%	-0.94%	-6.53%

SuffolkFirst Bank

Summary Balance Sheets

(in thousands)

	June 30, 2009	Sept. 30, 2009	Increase/ (Decrease)	% Increase/ (Decrease)
	(unaudited)	(unaudited)
Cash and due from banks	$3,900	$2,778	$(1,122)	-28.77%
Securities available-for-sale, at fair value	46,287	44,278	(2,009)	-4.34%
Loans, net	111,848	109,572	(2,276)	-2.03%
Other assets	10,005	10,371	366	3.66%

Total assets	$172,040	$166,999	(5,041)	-2.93%

Deposits
Demand	$20,051	$21,121	1,070	5.34%
Savings	3,687	3,628	(59)	-1.60%
Time	105,972	94,397	(11,575)	-10.92%

Total deposits	129,710	119,146	(10,564)	-8.14%
Federal funds purchased and borrowed funds	25,004	30,530	5,526	22.10%
Other liabilities	1,465	1,502	37	2.53%

Total liabilities	156,179	151,178	(5,001)	-3.20%
Total stockholders’ equity	15,861	15,821	(40)	-0.25%

Total liabilities and stockholders’ equity	$172,040	$166,999	(5,041)	-2.93%

Summary Statements of Income (in thousands except for per share data)

	Six Months	Nine Months
	June 30, 2009	Sept. 30, 2009	Increase/	% Increase/
	(unaudited)	(unaudited)	(Decrease)	(Decrease)
Interest income	$4,618	$6,776	$2,158	46.73%
Interest expense	2,324	3,410	$1,086	46.73%

Net interest income	2,294	3,366	$1,072	46.73%
Provision for loan losses	640	1,570	$930	145.31%

Net interest income after provision for loan losses	1,654	1,796	$142	8.59%
Non interest income	441	519	$78	17.69%
Non interest expense	2,767	4,416	$1,649	59.60%

Net income (loss) before income tax	(672)	(2,101)	$(1,429)	212.65%
Income tax expense (benefit)	(228)	(714)	$(486)	213.16%

Net income (loss)	$(444)	$(1,387)	$(943)	212.39%

Income (loss) per share, basic	$(0.20)	$(0.61)	$(0.35)	179.41%

Key Ratios

			Increase/ (Decrease)	% Increase/ (Decrease)
	June 30, 2009	Sept. 30, 2009
Return on average assets	-0.50%	-1.06%	-0.56%	112.00%
Return on average equity	-5.21%	-1.91%	3.30%	-63.34%
Net interest margin	2.74%	2.71%	-0.03%	-1.09%
Average earning assets/total average assets	93.64%	93.34%	-0.30%	-0.32%
Average loans/average deposits	87.80%	88.32%	0.52%	0.59%
Allowance for loan losses/period end loans	1.92%	2.67%	0.75%	39.06%
Period end shareholders’ equity/period end assets	9.54%	9.47%	-0.07%	-0.73%
Tier 2 risk-based capital ratio	15.19%	14.72%	-0.47%	-3.09%
Efficiency ratio	101.19%	183.87%	82.68%	81.71%
Tier 1 capital ratio	13.94%	13.45%	-0.49%	-3.52%